Exhibit 10.71

AGREEMENT

AGREEMENT entered into on June 23, 2017 (the “Agreement Date”) and effective as of October 2,  2017 (the “Effective Date”), between Monro Muffler Brake, Inc. (the “Company”) and John W. Van Heel (the “Advisor”).

WHEREAS, between the Agreement Date and the Effective Date, the Company and Advisor expect that the scope of Advisor’s duties to the Company will be reduced as his successor begins to assume such duties (the “Transition”).

WHEREAS, the Company and the Advisor (1) agree that the Company shall make a lump sum payment to the Advisor on October 2, 2017; and (2) wish for the Advisor to continue to provide services to the Company upon the terms and conditions as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Lump Sum Payment.    The Company hereby agrees to pay Advisor the sum of $275,000 on October 2, 2017, subject to normal withholdings, in recognition of services rendered by Advisor to the Company prior to the Agreement Date.

2.Services.    The Company hereby agrees that, during the Term (as herein defined), Advisor shall render part-time services in the capacity of advisor to the Company, making himself reasonably available to the Company’s Chief Executive Officer (“CEO”) to assist in the CEO transition.  While Advisor will not maintain office hours, he will accommodate reasonable inquiries, phone calls and periodic internal or vendor meetings, in each case subject to the control and direction of the CEO and which shall relate to providing information, insights and input consistent with his role as an executive of the Company.  Advisor’s commitment under this agreement will not exceed four days per month.

3.Term.  The term of this Agreement, during which Advisor shall provide the services contemplated within section 2, shall commence on the Effective Date and end on March  31, 2018 (the “Term”); provided, however, that the Company may terminate the services provided in section 2 of this Agreement upon Advisor commencing full time employment with another company.   The Company may not terminate Advisor’s employment without “Cause” (as defined in the Employment Agreement) prior to the Effective Date.

4.Compensation and Benefits.    Advisor’s only compensation and benefits for his service to the Company contemplated by Section 2 during the Term shall be as follows:

4.1       Compensation.  As consideration for services rendered as described in section 2, the Company shall pay the Advisor a monthly  amount of $33,333 or a pro-rata amount for any partial month.

4.2       Participation in Benefit Plans.  The Advisor shall be permitted during the Term, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health program, or any pension plan or similar benefit plan of the Company, which is available generally to senior employees of the Company. Notwithstanding the foregoing, in no event shall the Company be required to self-insure the Advisor nor shall the Company be required to provide any coverage to the Advisor that would result in the imposition of an excise tax, or similar penalty, on the Company.

4.3       Controlling Document.  Subject to Section 6.2 hereof, to  the extent there is any inconsistency between the terms of this Agreement and the terms of any plan or program under which compensation or benefits are provided hereunder, this Agreement shall control.  Otherwise, the Advisor shall be subject to the terms, conditions and provisions of the Company’s plans and programs, as applicable.

5.Confidentiality.

5.1       Non-Disclosure.  The Advisor shall forever hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Advisor during his employment by the Company or any of its affiliated companies and which shall not be public knowledge (other than as a result of a breach of this Section 5.1 by the Advisor).  The Advisor shall not, without the prior written consent of the Company or except as required by law or in a judicial or administrative proceeding with subpoena powers, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

5.2       Remedy for Breach.  The Advisor hereby acknowledges that the provisions of this Section 5 are reasonable and necessary for the protection of the Company and its respective subsidiaries and affiliates.  In addition, the Advisor further acknowledges that the Company and its respective subsidiaries and affiliates will be irrevocably damaged if such covenants are not specifically enforced.  Accordingly, the Advisor agrees that, in addition to any other relief to which the Company may be entitled, the Company will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining the Advisor from an actual or threatened breach of such covenants.

6.Advisor’s Representations and Affirmations.

6.1       Representations.  The Advisor represents that he is not precluded from performing these services by reason of a pre-existing contractual restriction or physical or mental disability.  Upon any breach or inaccuracy of the foregoing, the terms and benefits of this Agreement shall be null and void.  The Advisor shall indemnify and hold harmless the Company from and against any and all claims, liabilities, damages and reasonable costs of defense and investigation arising out of any breach or inaccuracy in any of the foregoing representations.

6.2       Affirmations.  With respect to that certain Employment Agreement by and between Advisor and the Company, dated August 7, 2012 (the “Employment Agreement”), Advisor affirms the following:

(a)       In no event shall Advisor have “Good Reason” to terminate his employment pursuant to the Employment Agreement as a result of the Transition; and

(b)       The covenants under Section 7 of the Employment Agreement shall survive the expiration of such Employment Agreement and continue in accordance with their terms.

7.Other Provisions.

7.1       Withholdings.  The Company will withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld for any other employee pursuant to any applicable law or regulation.

7.2       Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied, or sent by certified, registered or express mail, postage prepaid, to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally, telecopied or if mailed, two days after the date of mailing, as follows:

(a)	if to the Company, to it at:

Monro Muffler Brake, Inc.
200 Holleder Parkway
Rochester, New York 14615
Attention: Chief Executive Officer

with a copy to:

Monro Muffler Brake, Inc.
200 Holleder Parkway
Rochester, New York 14615
Attention: General Counsel

(b)	if to the Advisor, to him at:

9 Foxboro Lane
Fairport, New York 14450

7.3       Entire Agreement.  This Agreement contains the entire understanding of the Company and the Advisor with respect to the subject matter hereof.

7.4       Waivers and Amendments.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

7.5       Governing Law; Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with and subject to, the laws of the State of New York applicable to agreements made and to be performed entirely within such state.  The courts of New York and the United States District Courts for New York shall have jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this Agreement.

7.6       Assignment.  This Agreement shall inure to the benefit of and shall be binding upon the Company and its successors.  This Agreement is personal to the Advisor and shall not be assignable by Advisor otherwise than by will or the laws of descent and distribution.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

7.7       Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

7.8       Severability.  If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the parties have executed this Agreement on June 23,  2017.

MONRO MUFFLER BRAKE, INC.

By:	/s/ Robert Mellor
Robert Mellor, Lead Independent Director

/s/ John W. Van Heel
John W. Van Heel